Exhibit 4.26

THIS LOAN AGREEMENT is made the 4th day of April, 2005

BETWEEN :-

(1)	China Interactive (Singapore) Pte. Ltd., a company incorporated under the laws of Singapore with its registered office situate at 45 Sam Leong Road, Singapore 207935 (the “Borrower”); and

(2)	GameNow.net (Hong Kong) Limited, a company incorporated under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) with its registered office situate at 22nd Floor, Hang Lung Centre, 2-20 Paterson Street, Causeway Bay, Hong Kong (the “Lender”).

WHEREAS

(A)	The Lender is the registered holder of 26,805,545 shares in China The9 Interactive Limited (“C9I”) which represent 68.9% of the issued share capital of C9I and the Borrower is the registered holder of 12,099,455 shares in C9I which represent 31.1% of the issued share capital of C9I.

(B)	At the request of the Borrower, the Lender has agreed to advance to the Borrower the Loan (as defined in Clause 1 below) and in consideration of the advancement of the Loan, the Borrower has agreed to grant the Option (as defined in Clause 2 below) in favour of the Lender in the manner and upon the terms set out hereunder.

THE PARTIES HEREBY AGREE as follows :-

1.	THE LOAN

The Lender hereby agrees, at the request of the Borrower, to advance to the Borrower a loan in the principal sum of United States Dollars Six Million (US$6,000,000) (the “Loan”) subject to the satisfaction of the condition precedent set out in Clause 2 below.

2.	CONDITION PRECEDENT

The obligation of the Lender to advance the Loan to the Borrower is subject to the condition precedent that an option shall have been granted to the Lender to purchase all the shares in C9I which are now and from time to time held by the Borrower together with all bonus shares and other shares, warrants, options, rights and interests derived from or in exchange for such shares from time to time (collectively, the “Option Shares”) on such terms and conditions to the satisfaction of the Lender.

3.	DRAWDOWN

The Borrower may draw the Loan at any time within the next fourteen (14) days from the date of this Agreement by serving on the Lender two (2) days’ prior notice in writing and the Lender shall advance the Loan to the Borrower in such manner as requested by the Borrower which the Lender may consider acceptable at its absolute discretion.

4.	INTEREST

4.1	The Borrower shall pay interest to the Lender on the amount of the Loan at the rate of 2% per annum (“Interest Rate”) commencing from the date of drawdown to the Repayment Date (inclusive).

4.2	Without prejudice to the other rights and remedies of the Lender herein, if the Borrower fails to pay any sum (whether principal, interest or default interest) on its due date(s) for payment under this Agreement, it shall pay default interest to the Lender (in addition to the interest under Clause 4.1) on the overdue sum for the period commencing on its due date and ending on the date of its actual receipt by the Lender (both before and after judgement, if any) at 5% per annum above the Interest Rate.

4.3	Interest and default interest shall accrue from day to day and be calculated on the basis of actual number of days elapsed over a year of 360 days.

5.	REPAYMENT

5.1	Without prejudice to the overriding right of the Lender to demand immediate repayment of the Loan and the Borrower’s repayment obligations resulting therefrom in accordance with Clause 6, the Borrower shall immediately repay to the Lender the Loan in full together with all unpaid interest accrued thereon upon the expiry of six (6) months from the date of drawdown of the Loan (the “Repayment Date”).

5.2	The Borrower shall not repay the Loan or any interest accrued thereon, or any part thereof, prior to the Repayment Date without the prior written consent of the Lender.

6.	TERMINATION OF THE LOAN

Notwithstanding any provision contained in this Agreement or any other document to the contrary, the Lender reserves the overriding right to demand immediate repayment of the Loan together with any unpaid interest accrued thereon upon occurrence of any Event of Default (as defined in Clause 7 below) by issuing a written notice of demand to the Borrower whereupon the Loan together with all unpaid interest accrued thereon shall become immediately due and payable without further notice or demand.

7.	EVENTS OF DEFAULT

7.1	Each of the following events shall be an event of default under this Agreement (“Event of Default”): -

(a)	if in respect of the Borrower:

(i)	any loan, guarantee, indemnity or other indebtedness or obligation for borrowed money shall become or be declared or become capable (all grace periods, if any, having expired) of being declared due prematurely by reason of a default in its obligations; or

(ii)	it shall fail to make any payment in respect of such loan, guarantee, indemnity or other indebtedness or obligation for borrowed money on the due date for such payment; or

(iii)	any order shall be made by a competent court or other appropriate authority or any resolution shall be passed for bankruptcy, liquidation, winding up or dissolution or for the appointment of a liquidator, receiver, trustee or similar official of it or of all or a substantial part of its assets otherwise than for the purposes of solvent amalgamation, merger or re-construction, the terms of which have previously been approved by the Lender; or

(iv)	it shall stop payment to creditors generally or shall be unable to pay its debts within the meaning of any applicable legislation relating to insolvency, bankruptcy, liquidation or winding up, or shall cease or threaten to cease substantially to carry on business except for the purposes of solvent amalgamation, merger or reconstruction previously approved by the Lender; or

(v)	the security for any loan, guarantee, indemnity or other indebtedness or obligation for borrowed money shall, for whatever reason, become invalid; or

(vi)	if (in the opinion of the Lender) there shall occur an adverse change in the business, assets, general condition or prospects of the Borrower which could (in the opinion of the Lender) affect the ability of the Borrower to perform its obligations under this Agreement; or

(b)	if the Borrower breaches its undertaking under Clause 8 or other undertakings or duties hereunder.

7.2	The Borrower shall inform the Lender by notice in writing immediately upon occurrence of any Event of Default (if applicable).

7.3	The Lender may, notwithstanding other provisions herein, at any time after the occurrence of an Event of Default (whether or not the same has been notified by the Borrower), unless and until that Event of Default shall have been fully remedied to the satisfaction of the Lender, by notice in writing to the Borrower declare that the Loan (or any part thereof) and all unpaid interest accrued thereon have become immediately due and payable, whereupon the same shall become immediately due and payable, notwithstanding that such default may have been remedied subsequent to the notice in writing of the Lender aforesaid.

8.	BORROWER’S UNDERTAKING

8.1	In consideration of the Loan by the Lender hereunder, the Borrower hereby undertakes to the Lender that without the prior written consent of the Lender it shall not, and shall procure its holding company (including its ultimate holding company and individual shareholders) and subsidiaries not to, so long as the Loan or any part thereof or any interests accrued thereon remains outstanding, or if later, on or prior to the Repayment Date:

(a)	commence or continue any negotiation, discussion, exchange of view or other contact in relation to or with a view to seeking any loan, advance, funding or other form of investment or finance whatsoever from any third party, or enter into any contract, agreement, commitment, memorandum of understanding, letter of intent, or anything having similar effect to the foregoing, whether oral or written, with any third party to borrow any amount of funds or seek any form of investment, advance or finance whatsoever from such third party;

(b)	commence or continue any negotiation, discussion, exchange of view or other contact in relation to the sale or other form of disposal of the Option Shares, or any part thereof or any interest therein, or with a view to seeking any intended or interested purchaser of the Option Shares, or enter into any contract, agreement, commitment, memorandum of understanding, letter of intent, or anything having similar effect to the foregoing, whether oral or written, with any third party to sell or otherwise dispose of the Option Shares, or any part thereof or any interest therein;

(c)	issue to any third party any shares, securities, debentures, bonds, warrants or the like; or

(d)	sell, assign, transfer or otherwise dispose of any of its shares in C9I (or any interest or benefit therein) to any third party, or to pledge, charge or create encumbrances or third party rights of any description on such shares, or permit to exist any lien, security interest, or other encumbrance upon or with respect to any of such shares, except for the security interest created by and under this Agreement.

8.2	So long as the Loan or any part thereof or any interests accrued thereon remains outstanding, the Borrower shall procure C9I, without the prior written consent of the Lender, not to:

(a)	borrow any money or secure new financing other than through the Lender; or

(b)	issue to any third party any shares, securities, debentures, bonds, warrants or the like.

9.	SECURITY

The Borrower shall pledge to the Lender, and grants to the Lender a security interest in, the Option Shares as security for the Borrower’s performance of its obligations hereunder (including without limitation, the timely repayment of the Loan, payment of interest and the performance of the undertakings hereunder by the Borrower).

10.	SEVERABILITY

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity and enforceability of such provision under the law of any other jurisdiction, and of the remaining provisions of this Agreement, shall not be affected or impaired thereby and this Agreement shall be construed in accordance with its terms as if the illegal, invalid or unenforceable provisions were not contained herein. However, if such provision is in relation to the option to purchase the Option Shares under Clause 2 or the security under Clause 9, the Borrower shall use its best genuine endeavours to come to an agreement with the Lender to modify or supplement such provision in such manner so as to make such provision valid, legal and enforceable or if so requested by the Lender, the Borrower shall take such action or deed or enter into such other agreements with the Lender so as to provide the Lender with similar rights and interests as such option and security.

11.	ASSIGNMENT

The Lender may assign to its affiliate its rights and benefits contained herein (in whole but not in part). Save as aforesaid, no party hereto may assign or transfer any of its rights or obligations under this Agreement.

12.	NOTICE

Any notice or other communication to be given under this Agreement shall be in writing and may be sent by post or delivered by hand or given by facsimile or by courier to the address or fax number from time to time designated, the initial addresses so designated by each party are set out at the beginning of this Agreement. Any such notice or communication shall be sent to the party to whom it is addressed and must contain sufficient reference and/or particulars to render it readily identifiable with the subject matter of this Agreement. If so delivered by hand or given by facsimile such notice or communication shall be deemed received on the date of despatch, and if delivered by courier, shall be deemed received two (2) business days (meaning a day, excluding Saturdays, on which licensed banks in Hong Kong are generally open for normal banking business) after the date of despatch, and if so sent by post, shall be deemed received three (3) business days after the date of despatch (in the case of local mail or delivery by courier) and five (5) business days after the date of despatch (in the case of overseas mail).

13.	MISCELLANEOUS

13.1	Unless otherwise agreed by the parties hereto, all payments made pursuant to this Agreement shall be made in United States Dollars.

13.2	This Agreement may be executed in counterparts and by different parties hereto on separate copies or counterparts and which taken together shall constitute one and the same document.

13.3	Unless otherwise provided in this Agreement, any remedy conferred on any party hereto for breach of this Agreement shall be in addition and without prejudice to all other rights and remedies available to it.

13.4	No delay or omission on the part of any party hereto in exercising any right, power or privilege shall operate to impair such right, power or privilege or be construed as a waiver by such party of the same and no single or partial exercise or non-exercise or delay in exercising any right, power or privilege by any party hereto shall in any circumstances preclude any other or further exercise by such party of such right, power or privilege or the exercise of any other right, power or privilege by such party.

13.5	All legal costs and expenses in connection with the preparation, administration and enforcement of this Agreement (including all legal costs incurred by the Lender in enforcing this Agreement on a full indemnity basis) shall be borne by the Borrower.

14.	GOVERNING LAW AND DISPUTE RESOLUTION

14.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

14.2	The parties hereto irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts in respect of this Agreement and the transactions contemplated by this Agreement.

14.3	The Borrower irrevocably appoints C9I as its process agent to receive and accept from time to time at the registered office of C9I, for or on behalf of the Borrower, service of process in the proceedings in Hong Kong. Such service shall be deemed completed on delivery to C9I (whether or not it is forwarded to and received by the Borrower). If for any reason C9I ceases to be able to act as such or no longer has an address in Hong Kong, the Borrower shall forthwith appoint a substitute process agent acceptable to the Lender, and to deliver to the Lender a copy of the new process agent’s acceptance of that appointment, within seven (7)

days. Until such time as the Borrower appoints a substitute process agent, C9I shall be the process agent of the Borrower in the meantime and service on C9I pursuant to this Clause shall be effective.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed the day and year first above written.

SIGNED by Ong Toon Wah	)
director, for and on behalf of	)
China Interactive (Singapore) Pte. Ltd.	)	/s/ Ong Toon Wah
in the presence of:-)

SIGNED by Jun ZHU	)
director, for and on behalf of	)
GameNow.net (Hong Kong) Limited	)	/s/ Jun ZHU
in the presence of:-)